  EXHIBIT 23.1

August 10, 2018

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Loop Industries Inc, of our report dated May 14, 2018 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Loop Industries Inc.’s Annual Report on Form 10-K for the year ended February 28, 2018.

/s/ PricewaterhouseCoopers LLP1